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                     January 20, 2022

       Anthony Jabbour
       Chief Executive Officer
       Dun & Bradstreet Holdings, Inc.
       101 JFK Parkway
       Short Hills, NJ 07078

                                                        Re: Dun & Bradstreet
Holdings, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 25,
2021
                                                            File No. 001-39361

       Dear Mr. Jabbour:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services